CARILLON INVESTMENT TRUST
                     AMENDMENT
                   TO AGREEMENTS
                       WITH
           FIRST WISCONSIN TRUST COMPANY
        (NOW KNOWN AS FIRSTAR TRUST COMPANY)

RECITALS:

   1. Carillon Investment Trust previously entered into the following agreements ("Agreements") with First Wisconsin Trust
Company: Custodian Agreement, dated January 2, 1990; Portfolio Accounting Agreement, dated January 2, 1990; and Transfer Agency Agreement, dated January 2, 1990.

   2. The Agreements are still in full force and effect. However, on or about September 14, 1992, First Wisconsin Trust Company changed its corporate name to Firstar Trust Company.

   3. The staff of the Midwest Regional Office of the United States Securities and Exchange Commission has requested that the aforementioned Agreements be revised to reflect that First Wisconsin Trust Company changed its corporate name to Firstar Trust Company.

   NOW, THEREFORE, the aforementioned Agreements are hereby amended as follows.

   1. All references in the Agreements to First Wisconsin Trust
Company are changed to Firstar Trust Company.

2. In all other respects, the Agreements shall remain unchanged.

   IN WITNESS WHEREOF, Carillon Investment Trust and Firstar
Trust Company have executed this agreement as of March 8, 1996.

Carillon Investment Trust       Firstar Trust Company
By: /s/ John F. Labmeier        By: /s/ Michael R. McVoy
    John F. Labmeier               Michael R. McVoy
    Name                           Name
    VP & Secretary                 Vice President

    Title                            Title

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               TRANSFER AGENCY AGREEMENT

   This TRANSFER AGENCY AGREEMENT made as of this 2nd day of January, 1990 by and between CARILLON INVESTMENT TRUST (the "Fund"), having its principal place of business at 1876 Waycross Road, Cincinnati, Ohio, 45240, and FIRST WISCONSIN TRUST COMPANY (the "Agent"), having its principal place of business at 615 East Michigan Street, Third Floor, Milwaukee, Wisconsin 53202.

WITNESSETH:

   That the Agent is hereby appointed Transfer Agent for the shares of Capital Stock, (the "Shares"), of the Fund and Dividend
Disbursing Agent for the Fund and Plan Agent for shareholders of the Fund on the following terms and conditions:

   1. Documents. In connection with the appointment of the Agent as Transfer Agent, the Fund has furnished the Agent the following documents:

(a) the Declaration of Trust of the Fund as amended to the date hereof;

(b) the By-Laws of the Fund as in effect on the date hereof;

   (c) a copy of the resolution of the Trustees of the Fund authorizing this Agreement;

   (d) the forms of all account application forms and other documents relating to shareowner accounts;

   (e) copies of all documents relating to plans of the Fund, including periodic investment, distribution, withdrawal and redemption plans, for which the Agent is to act as Plan Agent;
and

   (f) an opinion of counsel for the Fund with respect to the validity of the Shares of the Fund authorized and to be issued and that a Registration Statement under the Securities Act of 1933 has been filed with respect to Fund Shares.

   2. Further Documentation. The Fund will also furnish promptly to the Agent the following documents:

   (a) each resolution of the Trustees authorizing an original issue of Shares or the declaration of any dividend;

   (b) each Registration Statement filed with the Securities and Exchange Commission, and amendments thereof and orders relating thereto, with respect to the Shares;

   (c) each amendment to the Declaration of Trust and the By-Laws of the Fund;

   (d) each resolution of the Trustees authorizing persons to give instructions to the Agent; and

   (e) such other certificates, documents or opinions as the Agent may, in the reasonable exercise of its discretion, deem necessary or appropriate in the proper performance of its duties.

   3. Shareholder Services. The Agent shall administer the systematic withdrawal plan, the periodic income distributions plan, automatic investment plans and exchanges of shares and such other shareholder services as may be mutually agreed from time to time by the Fund and the Agent in accordance with the Fund's then current prospectus and Section 10 hereof.

   4. The Agent to Record Transactions. The Agent shall record each and the aggregate of all issues of Shares of the Fund. The Agent is authorized to transfer on the Fund's records from time to time Shares for which no certificates are issued upon receipt by it of sufficient documentation in proper form to effect such transfer; such transfers shall in each case be made as contemplated by the other provisions of this Agreement.

   5. Receipt of Funds. Upon receipt at the office designated by the Agent of any check or other order drawn or endorsed to it as Transfer Agent for the Fund or as Plan Agent for any shareholder of the Fund or the case of a new account accompanied by a new account application or sufficient information to establish an account, the Agent (a) shall forthwith credit the amount represented by such check or order to the Fund's Deposit Account with the Agent, (b) shall record the receipt of same and stamp the application or other documentation accompanying such check or other order with the date and time of receipt, and (c) shall forthwith process the check or order for collection. As of the opening of business on the second business day following receipt of such check or other order, the Agent shall forward to the Custodian funds in the face amount of the check or other instrument received. Any funds received through the Federal Reserve Wire System shall be credited to the Fund and forwarded to the Custodian on the following business day, except for wire purchases in excess of $2.5 million which will be moved the same day.

   6. Shareholder Accounts. Upon receipt of any check or other order for the payment of money for investment in Shares, the Agent shall, after establishing an account for any new investor including the information required by Section 14 of this Agreement, credit the Share account of the shareholder or new investor, as the case may be, as described in the Fund's then current prospectus. The Agent shall mall to such person a confirmation of such purchase in accordance with Rule 10b-10 under the Securities Exchange Act of 1934 and with applicable regulations of the National Association of Securities Dealers indicating the amount of full and fractional shares purchased (In the case of fractional shares, rounded to three decimal places) and the price per share. A copy of the confirmation shall also be sent to the distributor, Carillon investments, inc.
   7. Distributions. it is anticipated that the Fund will declare dividends on the Shares on a quarterly basis. The Fund will promptly notify the Agent of the payment of any dividend or distribution with respect to the Shares. The Agent will, on the first business day following the record date, notify the Fund of the number of shares issued and outstanding as of the record date for such dividend or distribution. The Agent will promptly credit the account of each shareholder entitled to receive additional shares. Each such shareholder shall be notified of such dividend and distribution and a copy of such notice should also be sent to the distributor.

   Should the investor wish to have the dividend and/or capital gain distribution paid in cash, the Agent will issue a check for such distribution and mall it to the last address of record, or to another secondary address as duly authorized by the investor, on or before the payable date of such distribution.

   8. Redemptions. (a) Subject to the provisions of Sections 10 and 11 of this Agreement, the Agent shall process each order for the redemption of Shares accepted by the Agent on behalf of the Fund on behalf of an investor (including any such orders pursuant to the terms of any automatic redemption plan instituted by the Fund duly executed by investors) and shall mail to the investor a confirmation in accordance with Rule 10b-10 under the Securities Exchange Act of 1934 and with applicable regulations of the National Association of Securities Dealers, showing trade date, number of full and fractional Shares redeemed (In the case of a fractional Share, rounded to three decimal places), the price per Share and the total redemption proceeds. The Agent shall either (i) prepare, affix the appropriate facsimile signature to and address and mall a check in the appropriate amount to the appropriate person, or (ii) in the event redemption proceeds are to be wired through the Federal Reserve Wire System cause such proceeds to be wired in federal funds, less any wire fees as mutually agreed upon by the parties hereto in writing from time to time, to the bank or trust company account designated by the investor for receiving such proceeds. The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Fund and the Agent. if the Agent or the Fund determines that a request for redemption does not comply with the requirements for redemption, the Agent shall promptly so notify the investor, giving the reasons therefore, and shall effect such redemption at the price in effect at the time of receipt of documents complying with such requirements. The Agent shall notify the Custodian and the Fund on each business day of the total number of Shares redeemed pursuant to redemption requests and of the amount of cash required to meet payments made pursuant to the provisions of this paragraph and the Fund shall instruct the Custodian to make available from time to time sufficient funds therefore in the liquidation account of the Fund.

   (b) Procedures and standards for effecting and accepting redemption orders from investors by telephone or otherwise shall be established by mutual agreement between the Agent and the Fund consistent with the then current prospectus.

   (c) The authority of the Agent to perform its responsibilities under this Section 8 shall be suspended upon receipt of notification by it of the suspension of the determination of the Fund's net asset value.

   (d) With respect to any redemption initiated by the Fund, upon receipt of instructions from the Fund, the Agent shall, at the Fund's expense, notify the affected investor by letter than his account will be redeemed for cash as of a date of least 30 days thereafter unless such investor submits to the Agent prior to such redemption date an additional purchase order, with payment, for additional Shares to increase his account at least above the minimum account size required by the Fund. if the investor does not so increase the size of his account within the required period, the Agent shall redeem the shares held in his account and, within seven calendar days thereafter, pay the applicable redemption price to the investor. With respect to investors who request redemption of their Shares in response to a letter notifying them of a redemption initiated by the Fund, such redemption requests shall be processed by the Agent pursuant to Section 8(a).

   9. Provision for Returned Checks; uncollected Funds. in order to minimize the risk of loss by reason of any check being returned unpaid, the Agent shall adhere to the following procedures:

   (a) Give notification to the Fund promptly and in any event within 5 business days of the non-payment of any check returned unpaid.

   (b) in the absence of other instructions from the Fund, take such steps as may be necessary to cancel promptly any Shares purchased on the basis of such returned check plus any dividends declared with respect to such Shares and to forward such returned check to the person who originally submitted the check. in the event that the amount paid for such Shares exceeds the proceeds of the cancellation of such Shares plus the amount of any dividends declared with respect to such Shares, the Fund will cause the principal Underwriter for the Fund to reimburse the Agent for such excess amount.

   (c) Requests for redemption by check or by mall of Shares purchased by mall or Shares purchased by check within the previous 13 calendar days shall be processed in accordance with procedures mutually agreed upon by the Fund and the Agent consistent with the Fund's then current prospectus.

   (d) To the extent that Section 8 of this Agreement may be inconsistent with this Section 9, this Section 9 shall govern.

   (e) None of the above procedures shall preclude the Agent from making such inquiries as to any check received by it in payment for Shares as the Agent may deem appropriate or necessary to protect the Fund and the Agent.

   10. Shareholder Plans. (a) Systematic Cash Withdrawal Plan. The Agent shall process systematic cash withdrawal orders as provided in the current Prospectus of the Fund. A systematic cash withdrawal payment upon such an order on the designated day during the month shall be made by the Agent from the Disbursement Account. The Fund will instruct the Custodian by order confirmed in writing to make funds available to the Disbursement Account after the Agent has notified the Fund that on the designated day during the month (or if a holiday, the preceding business day), the Agent has withdrawn from the recipient shareholder's account and presented for repurchase or redemption as many shares as may be required in such shareholder's account to make such payment.

   (b) Automatic Purchases. The Agent shall process the pre-authorized check service and the electronic fund transfer program through which monthly investments are automatically made into the shareholder's account to purchase full and fractional shares as provided in the current Prospectus of the Fund and the investor Application.

   (c) Exchange Authorization. The Agent shall process all Exchange Authorization requests to exchange shares of the Fund into shares of other funds and vice versa, as provided in the current Prospectus of the Fund and the investor Application, and further provided that the shares being acquired may legally be sold in the state or jurisdiction in which the shareholder resides.

   (d) Tax-Sheltered Retirement Plans. The Agent undertakes to develop and maintain custodial services and facilities to permit the Fund's Principal Underwriters to offer tax-sheltered retirement plans to individuals, partnerships and not-for-profit organizations in accordance with the requirements of the internal Revenue Service and as provided in the current Prospectus of the Fund and the investor Application. Fees for providing these custodial services and facilities shall be as agreed upon by the Agent and the recipient of such services. The Principal Underwriter shall be a party to these negotiations and shall recommend appropriate fees and, subject to applicable laws and regulations, shall have the authority to replace the Agent in the event that the Agent's custodial services are unsatisfactory to it.

   (e) Other investment Services. The Agent shall administer such other investment plans or services as may, from time to time, be agreed upon between the Fund and the Agent.

   11. Tax Matters. The Agent shall prepare, file with the internal Revenue Service and with the appropriate state agencies, and, if instructed by the Fund, mail to investors, such returns for reporting dividends, distributions and returns of capital paid as are required to be so filed and mailed, and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

   12. Books and Records. (a) The Agent shall maintain records showing for each shareholder's account the following:

(i) names, addresses and tax identifying numbers;

(ii) number of Shares held;

(iii) historical information regarding the account of each investor including dividends paid and date and price for all transactions;

   (iv) information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains;

   (v) any stop payment or stop transfer order placed against the account;

  (vi) information with respect to any applicable withholdings;

   (vii) any instructions from a shareholder including the investor Application and all other forms furnished by the Fund and executed by a shareholder with respect to (x) dividends or distribution elections; (y) elections with respect to payment options in connection with the redemption of Shares, and (z) any other plans instituted by the Fund, for which the Agent is acting as plan agent;

   (viii) any dividend address and correspondence relating to the current maintenance of the account;

   (x) information sufficient to prepare the reports to be given pursuant to this Agreement.

   (b) The Agent shall create, maintain and retain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under
Section 31 of the investment Company Act of 1940 and Rules
31a-1 and 31a-2 thereunder, as the same may be amended from time to time. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Agent be open for inspection by duly authorized officers, employees or agents of the Fund (and such other persons as the Fund may designate from time to time) and employees and agents of the Securities and Exchange Commission. The agent shall forthwith upon the Fund's demand, turn over to the Fund the files, records, and documents, which shall include the shareholder master tape, created and maintained by the Agent pursuant to this Agreement, and the Agent shall be entitled to retain copies thereof. if not turned over to the Fund, such records and documents will be retained by the Agent for six fiscal years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund, or destroyed in accordance with the Fund's authorization. The Agent shall be obligated to maintain only those records necessary to carry out its duties hereunder.

   (c) Notwithstanding the foregoing, the Agent need not create, maintain or retain any records that are duplicative of records being created, maintained and retained by the Custodian for the Fund pursuant to its agreement with the Fund.

   (d) The Agent shall at all times during normal business hours make available for inspection by the Fund, authorized representatives of any accounting firm selected by the Fund, authorized agents of the Securities and Exchange Commission, and such authorized representatives of the Fund as shall be mutually agreed upon, which agreement shall not be unreasonably withheld, all records, memoranda, operating procedures, forms, correspondence and other material received or produced by the Agent in the performance of any of its obligations hereunder other than computer programming material. Such persons specified above may make copies of any such records and other materials, other than the Agent's operating procedures.

   13. Information to Be Furnished to the Fund. The Agent shall furnish to the Fund periodically as agreed upon or as specified below the following information:

   (a) a copy of the dally transaction register indicating all redemptions, exchanges, repurchases and sales of Shares for each day;

   (b) dividend and reinvestment blotters;

   (c) a reconciliation of cash and Shares resulting from the previous day's activity;

   (d) Blue Sky accounting information; and

   (e) Applicable dividend reinvestment report.

In addition, the Agent will furnish to the Fund such other information, including shareholder lists and statistical information, as may be agreed upon from time to time by the Agent and the Fund. The Agent shall notify the Fund of any request or demand to inspect the stock books of the Fund and will act upon any instructions of the Fund to permit or refuse such inspection.

   14. Other information to the Fund. The Agent shall furnish to the Fund any information shown by records in its possession or otherwise known to it that the Fund requires to answer inquiries received by it from shareholders concerning processing of transactions upon their accounts or the status of their accounts from the Securities and Exchange Commission or state regulatory authorities in response to shareholder inquiries to that Commission or to such authorities.

   15. Correspondence. The Agent shall promptly answer correspondence from shareholders relating to their Share accounts, transfer agent procedure, and such other correspondence as may from time to time be mutually agreed upon. Unless otherwise instructed, copies of all correspondence shall be retained by the Agent in accordance with the Fund's retention policy.

   16. Communications to Shareholders. The Agent shall address and mall communications by the Fund to its shareholders, including statements of accounts and dividend and distribution notices, and if requested by the Fund, coordinate the mailing of reports to shareholders and proxy material for Meetings of Shareholders. The Agent shall receive and tabulate the proxy cards for Meetings of Shareholders in accordance with its usual practice.

   17. Cooperation with Accountants. The Agent shall provide the Fund at such times as the Fund may reasonably require, with audit reports by independent public accountants on the accounting system and internal accounting control and procedures relating to the services provided under this Agreement; such reports, which shall be based on examinations of sufficient scope and in sufficient detail, as may reasonably be required by the Fund, to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are not such inadequacies, shall so state.

   18. Unclaimed Dividend and Redemption Payments. The Agent shall, upon the request of the Fund, after the end of each fiscal year, furnish in writing to the Fund the names and addresses, as shown in the shareholder accounts maintained by the Agent pursuant to Section 12 hereof, of all investors for which, as of the end of the calendar year, checks or three account statements have been returned. The Agent shall follow the reasonable written instructions of the Fund concerning the disposition of unclaimed dividends or distributions.

   19. Fees and Charges. The Fund out of its assets agrees to pay the Agent in accordance with the schedule of charges described in Schedule A attached hereto, or in accordance with any amended schedule. Out-of-pocket expenses will be reimbursed by the Fund for the cost of telephone communications, modems and related hardware and software, installed, any and all forms, including blank checks, proxies, computer paper supplies for labels, lists, daily reports, SELECT Jobs and/or other special requests used by it in communicating with shareholders of the Fund, or prepared for use in connection with its actions hereunder, as well as the cost of postage, telephone, telegraph, and bank wires used in communicating with shareholders of the Fund. All forms for which the Agent has received reimbursement from the Fund shall be and remain the property of the Fund until used.

   20. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that each prospectus of the Fund compiles with all applicable requirements of the Securities Act of 1933, as amended, the investment Company Act of 1940, as amended, and any laws rules and regulations of governmental authorities having Jurisdiction over the Fund.

   21. References to the Agent. Neither party to this Agreement shall circulate any printed matter concerning any reference to the other party without the prior approval of such other party. Each party shall submit printed matter requiring approval to the other party in draft form, allowing sufficient time for review by the other party and its counsel prior to any deadline for printing.

   22. Confidentiality. The Agent agrees to treat all records and other information relative to the Fund and its shareholders as confidential, except it may disclose such information after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld. Nothing in this Section 22 shall prevent the Agent from divulging information to bank or Securities regulatory authorities or under circumstances where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply.

   23. Force Majeure. The Agent shall not be liable for loss of data occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply. in the event of electromechanical breakdown beyond its control, the Agent shall take all practicable steps to minimize service interruptions for any period that such interruption continues for reasons beyond the Agent's control, but shall have no liability with respect thereto. Notwithstanding the foregoing, the Agent agrees that it shall at all times have reasonable contingency plans with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. The Agent shall further use reasonable care to minimize the likelihood of damage, loss of data (including data stored in magnetic files), delays or errors resulting from circumstances beyond its control. Should such damage, loss of data, delays or error occur, the Agent shall take all practicable steps to mitigate the effects of such occurrence, such steps to include replacement of any lost data, correction of any errors, and the prompt mailing to the Fund shareholders of such statements, confirmations or explanations of such occurrence as are reasonably deemed necessary by the Fund. The costs and expenses of minimizing service interruptions and of mitigating the effects of such occurrences shall be borne in a manner to be agreed upon by the parties. Representatives of the Fund shall be entitled to inspect the Agent's premises and operating capabilities at any time during the regular business hours of the Agent upon reasonable notice to the Agent.

   24. Insurance. The Agent shall provide the customary and normal fidelity insurance coverage available to transfer agents for investment companies. The Fund in turn agrees to reimburse the Agent for the reasonable costs for insurance coverage the Agent incurs at the Fund's request in excess of the customary and normal costs of insurance the Agent would otherwise carry as a transfer agent for investment companies. The Agent shall at least annually furnish to the Fund a letter setting forth the insurance coverage thereon, any changes in such coverage, and shall notify the Fund promptly of any claim relating to the Fund and shall deliver the same to the Fund.

   25. Standard of Care. The Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, PROVIDED that the Agent assumes no responsibility and shall not be liable for loss or damage due to (a) any transfer of shares not being authorized by the holder thereof, or any other unauthorized transaction, if (i) such transfer or transaction was carried out in accordance with the terms of this Agreement or other instructions of the Fund and (ii) such transfer or other transaction was directed by means other than an order signed by all holders of such Shares with signatures guaranteed by a bank or trust company which is a member of the Federal Reserve System or a broker or dealer which is a member of the National Association of Securities Dealers, or (b) any other error unless said error is caused by its negligence, bad faith or willful misconduct or that of its employees.

   26. Indemnification of the Agent. The Fund shall indemnify and hold the Agent harmless from any and all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any of the following causes:

   (a) Any claim, demand, action or suit in connection with the performance of the Agent's duties hereunder, or as a result of acting upon any instruction reasonably believed by it to have been properly executed by a person duly authorized by the Fund, or upon any information, data, records of documents provided by the Agent or its agents by computer tape, telex, CRT data entry or other similar means authorized by the Fund, PROVIDED that this indemnification shall not apply to actions or omissions of the Agent in cases of its own negligence, bad faith or willful misconduct or that of its employees or agents or to any claim, demand, action or suit arising out of its failure to comply with the terms of this Agreement.

   (b) Any transfer of Shares having not been authorized by the holder thereof, or any other unauthorized transaction, if (i) such transfer or transaction was carried out in accordance with the terms of this Agreement or other instructions of the Fund, and (ii) such transfer or other transaction was directed by a means other than by an order signed by all holders of such Shares with signatures guaranteed by a bank or trust company which is a member of the Federal Reserve System or a broker or dealer which is a member of the National Association of Securities Dealers.

In order that the indemnification under this Section 26 shall be available in any case which the Fund may be asked to indemnify or save the Agent harmless, the Agent shall fully and promptly advise the Fund of all pertinent facts and the Agent shall use all reasonable care to notify the Fund promptly concerning any situation presenting or appearing likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend the Agent against any claim that may be the subject of this indemnification, and if the Fund so elects it will notify the Agent, and thereupon the Fund shall take over complete defense of the claim, and the Agent shall incur no further legal or other expenses for which it shall seek indemnification under this Section. The Agent shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Agent except with the Fund's prior written consent.

   27. Indemnification of the Fund. The Agent shall indemnify and hold the Fund harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by the Fund as a result of any claim, demand, action or suit arising out of the Agent's failure to comply with the terms of this Agreement or which arise out of the Agent's negligence, bad faith or willful misconduct, PROVIDED that this indemnification shall not apply to actions or omissions of the Fund in case of its own negligence, bad faith or willful misconduct or that of its employees or agents, or to any claim, demand, action or suit arising out of its failure to comply with the terms of this Agreement. in order that indemnification under this Section 27 shall be available in any case in which the Agent may be asked to indemnify or save the Fund harmless the Fund shall fully and promptly advise the Agent of all pertinent facts concerning the situation and the Fund shall use all reasonable care to notify the Agent concerning any situation presenting or appearing likely to present the probability of such a claim for indemnification against the Agent. The Agent shall have the option to defend the Fund against any claim that may be the subject of this indemnification, and if the Agent so elects it will so notify the Fund, and thereupon the Agent shall take over complete defense of the claim, and the Fund shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this Section. The Fund shall in no case confess any claim or make any compromise in any case in which the Agent will be asked to indemnify the Fund except with the Agent's prior written consent.

   28. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

   29. Amendment and Termination. (a) Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally. Only an instrument in writing making specific reference to this Agreement and signed by the party against which enforcement of the change, waiver, discharge or termination is sought shall be effective to amend or modify this Agreement.

   (b) This Agreement may be terminated on 90 days' written notice by either party. Upon the termination hereof, the Fund shall pay the Agent such compensation as may be due to the Agent as of the date of such termination, and shall likewise reimburse the Agent for any costs, expenses and disbursements reasonably incurred by the Agent in connection with the service hereunder, including costs, expenses and disbursements incurred by the Agent in connection with the termination of its services hereunder. in the event that in connection with termination, a successor, which may include the Fund or any affiliated person of the Fund, to any of the Agent's duties or responsibilities hereunder is designated by the Fund by written notice to the Agent, the Agent shall, promptly upon such termination and at the expense of the Fund, transfer to such successor the shareholders' master tape, a certified list of outstanding shares of the Fund (with each shareholder share balance, name, and address and tax identification or Social Security number), a record of the account of each shareholder and the status thereof, and all other relevant books, records and other data established or maintained by the Agent under this Agreement. Further, the Agent shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Agent's cognizant personnel in the establishment of books, records and other data by such successor, assistance in the transfer to another electronic data processing system, and the making available of the Agent's User Manual that includes the format for the shareholders' master tape as well as each tape of input transaction format.

   (c) in connection with the operation of this Agreement, the Agent and the Fund may agree from time to time on provisions interpretive of or in addition to the provisions of this Agreement. Any such interpretive or additional provision shall be in a writing signed by both parties and shall be annexed hereto.

   30. No Modification of Rights as to Prior Transactions. Except as provided in Sections 25, 26 and 27 with respect to loss, cost, damage and expense resulting from the circumstances referred to in Section 26(b), and except as provided in Section 19 (relating to fees and expenses), this Agreement shall not be construed as limiting or otherwise modifying the rights of either party hereto against the other with respect to any loss, cost, damage or expenses incurred.

   31. Notices. All notices or other communications hereunder shall be in writing and shall be deemed sufficient if mailed to either party hereto at the addresses set forth in this Agreement, or at such other addresses as the parties hereto may designate by notice to each other.

   32. Governing Law; Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Wisconsin. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement shall be binding on and shall inure to the benefit of the Fund and the Agent and their respective successors. Neither party to this Agreement shall assign its obligations under this Agreement without the express written consent of the other party.

   33. Limitation of Liability of Trustees. The Declaration of Trust dated December 8, 1986 establishing Carillon investment Trust, a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that Carillon investment Trust refers to Trustees under the Declaration as Trustees, but not personally, and the obligations of the Fund do not constitute personal obligations of the Trustees, officers or shareholders. You should look solely to the assets of the Fund for satisfaction of any liability of the Fund in respect thereof and may not seek recourse against such Trustees, officers, shareholders or any of them or any of their personal assets for such satisfaction.

   IN WITNESS WHEREOF the parties have cause this Agreement to be signed by their respective officers hereunto duly authorized.

   CARILLON INVESTMENT TRUST
By: /a/ John F. Labmeier

Title: Vice President & Asst Sect

FIRST WISCONSIN TRUST COMPANY

   By: /s/ James D. Hintz

   Title:  Vice President

Attest:  /s/ Andrea Lydolph
    Assist. Secretary
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                         Schedule A
                FIRST WISCONSIN TRUST COMPANY
                    MUTUAL FUND SERVICES
               SHAREHOLDER ACCOUNTING SERVICES
                    ANNUAL FEE SCHEDULE
                CARILLON INVESTMENT TRUST

Features
   - Quarterly Dividends
   - Telephone Exchange
   - Telephone Redemption
   - Wire Order Purchases and Liquidation


Annual Fee Schedule

$11.00 per Shareholder Account on the first 20,000 accounts
$10.50 per Shareholder Account on the next 40,000 accounts
$10.00 per Shareholder Account on the next 40,000 accounts
$ 9.50 per Shareholder Account on the balance

Minimum annual fee of $7,000 per fund.

   - $7.50 Per Federal Wire Transfer

   - $2.00 per Shareholder Account for daily accrual and/or monthly dividend fund

   - $1.00 per wire order settlement


Fees Billed Monthly

Plus Out-of-Pocket Expenses including, but not limited to:

- Telephone
- Postage
- Programming
- Retention of Records
- Stationery/Envelope
- Mailing
- Insurance
- Proxies
- Microfilm/Fiche of Records
- Special Reports
- All Other Out-of-Pocket Expenses